UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2009

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6650 Via Austi Parkway, Suite 170

Las Vegas, Nevada 89119

(Address of principal executive offices)

(702) 733-7195

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Agreement.

On March 16, 2009, Elixir Gaming Technologies, Inc. (the “Company”) entered into a Purchase and Settlement Agreement with Shuffle Master, Inc. (“Shuffle Master”) pursuant to which the Company settled its long-running patent litigation with Shuffle Master and sold to Shuffle Master its intellectual property related to the Company’s card shuffling and card deck checking equipment , including the RandomPlus Shuffler, the ShufflePro Shuffler and the DeckChecker.  Regarding the litigation, the Company had been granted a motion for summary judgment on the issue of infringement, but was pursuing a damages claim and attorneys’ fees from Shuffle Master.  The parties agreed to dismiss all remaining claims with prejudice, which includes the release to Shuffle Master of a $3.0 million bond they posted in 2004.  With regard to the sale arrangement, the Company also sold its remaining finished-goods inventory of the aforementioned products, along with miscellaneous related assets and equipment .

The total consideration paid to the Company for these agreements is a base amount of $2.4 million, subject to adjustment related to the precise final inventory, not to exceed $2.8 million.  In addition to the cash consideration, the Company has agreed not to engage, directly or indirectly, in the business manufacturing or selling card shufflers or deckcheckers, anywhere in the world, for a period of seven years from the date of closing.

The purchase agreement includes customary representations, warranties and covenants by the Company.

Item 2.01  Completion of Acquisition or Disposition of Assets

On March 16, 2009, the Company sold its intellectual property, product inventory and miscellaneous assets and equipment related to the Company’s card shuffling and card deck checking products.  See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: March 20, 2009	/s/ Clarence Chung
Clarence Chung
Chief Executive Officer